7Twelve Advisors, LLC

Code of Ethics

Effective: August 26, 2010

Section 1: Background

Except as otherwise noted in this Code of Ethics, Supervised Persons1 of 7Twelve Advisors, LLC (“7Twelve”) must comply with 7Twelve’s Code of Ethics, which provides a standard of business conduct and also imposes reporting requirements and restrictions on the purchase or sale of securities for Supervised Persons determined to be Access Persons2 with regard to their own accounts and the accounts of certain affiliated persons.  The Code of Ethics is a dynamic document that is subject to periodic review by the CCO to examine the impact to the Code of Ethics of changes in 7Twelve’s business activities, Supervised Persons, and emerging risks.

The Code of Ethics has also been adopted in compliance with the requirements of Rule 204A-1 under the Investment Advisers Act of 1940, as amended to ensure compliance with Federal Securities Laws.

Section 2: Fiduciary Standards

This Code of Ethics is based on the overriding principle that 7Twelve is a fiduciary to Clients and must act in the best interests of the Clients at all times. The confidence and trust placed in 7Twelve by our Clients is something we value and endeavor to protect. Accordingly, 7Twelve has adopted this Code and implemented policies and procedures to prevent fraudulent, deceptive and manipulative practices and to ensure compliance with the Federal Securities Laws and the fiduciary duties owed to our Clients.

All 7Twelve Supervised Persons must conduct themselves at all times in accordance with Federal Securities Laws and the following mandates:

a)

Clients’ interests take priority.  In the course of performing their duties and responsibilities 7Twelve Supervised Persons must at all times place the interests of Clients ahead of their own personal interests.

b)

Conflicts of interest or the appearance of conflicts of interest must be avoided. 7Twelve Supervised Persons must not take advantage of the trust that Clients have placed in them.  All Supervised Persons must avoid any situation that might present a conflict or the perception of a conflict.  All Supervised Persons must avoid situations that might be perceived as an impropriety or a compromise to the 7Twelve Supervised Person’s fulfillment of his/her duties and responsibilities.

7Twelve Supervised Persons also must not:

a)

Employ any device, scheme or artifice to defraud a Client;

b)

Make to a Client any untrue statements of a material fact or omit to state to a Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

c)

Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Client;

d)

Engage in any manipulative practice with respect to a Client;

e)

Use their positions, or any investment opportunities presented by virtue of their positions, to personal advantage or to the detriment of a Client; or

f)

Conduct personal trading activities in contravention of this Code or applicable legal principles or in such a manner as may be inconsistent with the duties owed to Clients as a fiduciary.

These general standards are meant as overriding guidelines to be adhered to in all current and emerging situations and are not limited to the detailed behavior specifically discussed in the Code.

Who Is an “Access Person”?

As a matter of policy, 7Twelve designates ALL employees of the company as access persons with respect to its compliance with Rule 204A-1.

Section 3: Duty of Confidentiality

7Twelve Supervised Persons must keep confidential at all times any nonpublic information they may obtain as a result of their duties and responsibilities at 7Twelve.  This includes, but is not limited to, information concerning Clients or prospective Clients, including their identities, their investments and their account activity.

No confidential or nonpublic information is to be released without consulting the Chief Compliance Officer (“CCO”) in advance. 7Twelve Supervised Persons should be diligent in not only ensuring that information is not released, but also protecting it from unlawful or inappropriate third party access.

Section 4: Reporting and Investigating Concerns of Suspected Wrongdoing

7Twelve requires all Supervised Persons to promptly disclose concerns of suspected wrongdoing and violations of this Code. Wrongdoing includes but is not limited to: violation of the Federal Securities Laws, misuse of corporate assets, and misuse of nonpublic information. Reports should be made directly to the CCO or delegate.

Section 5: Gifts and Entertainment

7Twelve will take reasonable steps to ensure that neither it nor its Supervised Persons offer or give, or solicit or accept, in the course of business, any inducements which may lead to conflicts of interest.  Due to the various relationships the firm may have with its Clients and other entities, Supervised Persons generally may not solicit gifts or gratuities nor give inducements, except in accordance with these policies and procedures.  The term “inducements” means gifts, entertainment and similar benefits which are offered to or given by Supervised Persons.  Gifts of an extraordinary or extravagant nature to a Supervised Person are to be declined or returned in order not to compromise the reputation of the Supervised Person or the firm.  Gifts of nominal value (generally, $100 or less) or those that are customary in the industry such as meals or entertainment may be appropriate.  A relaxation of, or exemption from, these procedures may only be granted by the CCO.

The CCO shall maintain a log of all gifts received or given in the course of business, except for any de minimis gifts (under $25).

Section 6: Outside Employment

Any employment or other outside activity by a Supervised Person may result in possible conflicts of interests for the individual or for the firm and therefore should be reviewed and approved by the CCO. Other outside activities, which must be reviewed and approved, include the following:

(1)

being employed or compensated by any other entity;

(2)

engaging in any other business including part-time, evening or weekend employment;

(3)

serving as an officer, director, partner, etc., in any other entity;

(4)

ownership interest in any non-publicly traded company or other private investments; or,

(5)

any public speaking or writing activities.

Written approval for any of the above activities is to be obtained by a  Supervised Person before undertaking any such activity so that a determination may be made that the activities do not interfere with any of the individual’s responsibilities at the firm and any conflicts of interests in such activities may be addressed.  An individual seeking approval shall provide the following information to the CCO: (1) the name and address of the outside business organization; (2) a description of the business of the organization; (3) compensation, if any, to be received; (4) a description of the activities to be performed; and (5) the amount of time per month that will be spent on the outside activity.

Records of requests for approval along with the reasons such requests were granted or denied are maintained by the CCO.

Section 7: Insider Trading

7Twelve forbids any officer, director, trustee, or other Access Person from trading, either personally or on behalf of others, on material nonpublic information or communicating material nonpublic information (“MNPI”) to others in violation of law.  This conduct is frequently referred to as “insider trading.” 7Twelve’s policy applies to every officer, director, trustee and other Access Person and extends to activities within and outside their duties at 7Twelve.  Every officer, director, trustee, and Access Person must read and retain this statement. Any questions regarding this policy should be referred to the CCO.

Definitions:

Insider Trading - is the use of material nonpublic information to trade in securities or to communications of material nonpublic information to others.

Material Information - is information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Nonpublic Information - is information that has not been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public.

Penalties:

Penalties for trading on or communicating MNPI can be severe, both for individuals involved in such unlawful conduct and their employers.  A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

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civil injunctions;

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treble damages;

•

disgorgement of profits;

•

jail sentences and fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

•

fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions, including dismissal of the persons involved.

Section 8: Personal Securities Transactions

7Twelve seeks to ensure that personal trading activities of its Access Persons do not conflict with the interests of 7Twelve Clients.  Consequently, 7Twelve has adopted policies and procedures designed to ensure that such trading complies with 7Twelve’s legal and fiduciary obligations, transactions are properly recorded in 7Twelve’s books and records and are subject to the review and oversight by the CCO.

This Personal Securities Transactions Policy applies to all Access Persons and covers any personal accounts held by those individuals, their immediate family, any other adult members of their household and any trust of which they are trustee or beneficiary.  Such  accounts are required to be operated consistently with 7Twelve’s fiduciary duty.

To guard against any potential conflicts of interest with our Clients, 7Twelve Access Persons are required to disclose any securities accounts to 7Twelve and to either provide or arrange for their brokerage firm to provide duplicate account statements and confirms necessary to allow 7Twelve to keep the records required by the Advisers Act and rules thereunder.

The CCO will maintain personal trading records and transactions in keeping with the firm’s fiduciary and recordkeeping responsibilities.

7Twelve must maintain a record of all transactions in Reportable Securities in which an Access Person has a “direct or indirect beneficial interest.”

What Is a “Direct or Indirect Beneficial Interest”?

A Direct or Indirect Beneficial Interest is any direct ownership or an indirect pecuniary interest through any contract, arrangement, understanding, relationship or otherwise, including immediate family members (person who is supported directly or indirectly to a material extent by such person), partners in a partnership or beneficiaries of a trust. The term pecuniary interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Reportable Securities.

What Are “Reportable Securities”?

Reportable Securities are all securities as defined in Section 202(a)(18) of the Act,  including listed and unlisted securities, private transactions (which include private placements, non-public stock or warrants), EXCEPT:

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Direct obligations of the United States Government;

•

Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments including repurchase agreements;

•

Shares issued by money market funds;

•

Open end mutual funds and exchange traded funds (“ETFs”) other than “Reportable Funds” closed end funds (e.g., unit investment trusts (“UIT’s”) – including closed end ETFs organized as UITs);

•

Transactions in units of UITs that are invested solely in the shares of unaffiliated open end mutual funds (e.g., variable product sub-accounts).

Section 9: Required Reports/Certifications

Holdings Reports:  Holdings reports must include: (1) the title and type of security, and (as applicable) exchange ticker symbol or CUSIP number, number of shares and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership; (2) the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and (3) the date the report is submitted.  Initial holdings reports are required to be submitted no later than 10 days after an individual becomes an Access Person and must be current as of a date no more than 45 days prior to the date the individual became an Access Person.  Annual holdings reports must be submitted by all Access Persons once every twelve months on a date selected by the Advisor and must be current as of a date no more than 45 days prior to submission.

Transaction Reports: Transaction reports, covering all transactions in reportable securities during the prior quarter, must be submitted no later than 30 days after the end of each calendar quarter.  Transaction reports must contain the following information about each transaction in any reportable security in which the Access Person had, or by reason of the transaction acquired, any direct or indirect beneficial ownership: (1) the date of the transaction, the title and (as applicable) the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved; (2) the nature of the transaction; (3) the price of the security at which the transaction was effected; (4) the name of the broker, dealer or bank with or through which the transaction was effected; and (5) the date of the report.

Exceptions from Reporting Requirements:  Reports are not required: (1) with respect to securities held in accounts over which the Access Person had no direct influence or control; (2) with respect to transactions effected pursuant to an automatic investment plan; or (3) which would duplicate information contained in broker trade confirmations or account statements provided the Advisor receives such confirmations or statements within 30 days after the end of the applicable calendar quarter and holds them in its books and records.

Review of Reports:

Upon receipt of each Holding Report or Transaction Report, the CCO will review it to determine whether or not there are any questions about the contents, including the securities referenced, size, timing or other aspects of the holding or transaction that require further inquiry.

•

In particular, Access Person reports will be reviewed for unauthorized trading relating (but not limited) to the following issues: Securities currently on the firm’s Restricted List;

•

Securities currently on the firm’s Watch List;

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Initial public offerings;

•

Private placements;

•

Any securities that may be potentially affected by inside information that the firm or access person may possess;

•

Market timing (if prohibited);

•

Front running;

•

Participating in bunched trades to the disadvantage of clients;

•

Trading activity in contravention to advice given to clients.

Reports requiring no further inquiry are initialed and filed. Those requiring further inquiry will be the subject of “follow up” with the individual(s) involved and appropriate further action will be taken, if necessary, as described below.

Personal Securities Holdings and Transaction Reports will be reviewed by the CCO within a time period specified by the CCO.  If a problem or concern is detected, the CCO will immediately take appropriate action on any items that may conflict or potentially cause a conflict with the Code.  Documentation of any actions taken, including any resolution or remediation, will be created and maintained as required by the Rule under the direction of the CCO.  All reports will be initialed by the CCO after their review is complete.

Pre-Approvals:

7Twelve requires that each Access Person obtain pre-approval in writing from the CCO before he or she acquires direct or indirect beneficial ownership of any security in an initial public offering or in a limited offering.

Annual Code of Ethics Certification:  All 7Twelve Supervised Persons must certify annually to the CCO that they have read and understand the Code of Ethics, that they have complied with ALL requirements of the Code of Ethics and that they have recorded all transactions required to be reported under the Code of Ethics.  The CCO will deliver a copy of the Code of Ethics to all 7Twelve Supervised Persons annually as well as any amendments to the Code of Ethics.

Section 10: Sanctions

In the event of a violation of the Code of Ethics, the 7Twelve CCO will impose such sanctions as deemed necessary and appropriate.  Sanctions range from a letter of censure, suspension of employment without pay, referral to the appropriate regulatory agency or permanent termination of employment.

Section 11: Review of Compliance Reports on the Code of Ethics

The 7Twelve CCO will include in the annual compliance report all issues including, but is not limited to, the following:

•

A description of issues that have arisen under the Code of Ethics since the last reporting period including such items as any violations of the Code, sanctions imposed in response to the violations, changes in the Code and any recommended changes; and

•

A certification that 7Twelve has adopted such procedures as are reasonably necessary to prevent Access Persons from violating the Code of Ethics.

Section 12: Record Retention

7Twelve will maintain all records required by Rule 204-2 of the Investment Advisers Act of 1940 including copies of the Code of Ethics, records of violations and sanctions, if applicable, holdings and transactions reports, copies of 7Twelve  Supervised Persons certifications, list of all Access Persons within the last 5 years, and copies of the annual reports.

Section 13: Exceptions to the Code of Ethics

The CCO may grant exceptions to certain substantive restrictions in appropriate circumstances (e.g., personal hardship) and will maintain records to justify such exceptions.

Footnotes

1 The term “supervised person” means “any partner, officer, director (or other person occupying similar status or performing similar functions), or employees of an investment Adviser, or other person who provides investment advice on behalf of the investment Adviser and is subject to the supervision and control of the investment Adviser”. §202(a)(25).  See also, Corrine E. Wood (pub. avail. Apr. 17, 1986) (interpreting the term “person associated with an investment Adviser” to include “those independent contractors whose activities are controlled by the [Adviser].”)

2 An “access person” is any supervised person who has access to nonpublic information regarding any Client’s purchase or sale of securities or who is involved in making securities recommendations to Clients or who has access to such recommendations that are nonpublic.  Although the rule presumes that directors, officers and partners are access persons and certain job functions dictate that those holding such a position be access persons (e.g., portfolio managers) whether any other employee or independent contractor meets the definition of access person will depend upon the facts and circumstances.  The Advisor’s CCO will make a determination of whether each supervised person is an “access person” and will maintain a list of those persons, as required by Rule 204-2(a)(13)(ii).